Exhibit (d)(9)

Merrill Lynch, Pierce, Fenner & Smith
       Incorporated
One Bryant Park
New York, NY 10036

Goldman, Sachs & Co.
200 West Street
New York, NY 10282

July 26, 2012

RE:             Partial Waiver of Lock-Up Agreement

To each of the persons listed on Schedule A attached hereto:

Reference is made to that certain Lock-Up Agreement (the "Agreement"), entered into in relation to the initial public offering of common stock, par value $0.0001 per share (the "Common Stock"), of FX Alliance Inc. (the "Company"), among you and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as representatives of the Underwriters, as defined therein, pursuant to which you agreed to certain restrictions, including restrictions on selling certain securities of the Company without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch.

The undersigned understand that the Company has entered into a definitive agreement with Thomson Reuters Corporation and certain of its subsidiaries (together, "Thomson Reuters"), pursuant to which Thomson Reuters will conduct a tender offer (the "Tender Offer") to acquire all of the outstanding Common Stock of the Company.

The undersigned hereby grant an unconditional, irrevocable waiver of the application of the Agreement with respect to your participation in the Tender Offer pursuant to its terms, including the tender of shares of Common Stock beneficially owned by you for sale into the Tender Offer. For the avoidance of doubt, the Agreement shall continue in full force and effect in accordance with its terms other than as set forth in the immediately preceding sentence.

The undersigned understand that you are relying upon the above waiver and release in any transactions that you may undertake in connection with the Tender Offer and the acquisition of the Company by Thomson Reuters. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Goldman, Sachs & Co.
By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.) Michael Wise

Merrill Lynch, Pierce, Fenner & Smith Incorporated
By:	/s/ Anne W. Ruiz
	Name:	Anne Walker Ruiz
	Title:	MD

Schedule A

Banc of America Strategic Investments Corp.
BNP-Paribas
Citigroup Technology Inc.
Credit Agricole
Credit Suisse First Boston Next Fund Inc.
The Goldman Sachs Group, Inc.
GSP FX, LLC
HSBC USA Inc.
Labmorgan Corporation
Morgan Stanley (MSDW) Fixed Income Ventures Inc.
The Royal Bank of Scotland plc
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Commerzbank AG
Royal Bank of Canada
Westpac Investment Capital Corp.
Standard Chartered Bank
The Bank of New York

Alfonso, Michelle
Ashworth, John
Bartelli, Mike
Bassi, Silvia
Bruce, Brian
Buttacavoli, Phil
Caffray, Patrick
Calvi, Mara
Carr, Martin
Cho, Steven
Cowper, Aaron
Coyne, Andrew
Creamer, Lauren B.
Dantuluri, Raju
Datikashvili, Iya
Daveluy, Stacey
De Heer, Rene
Downey, Jim
Fisher, Christopher
Forbes, Kevin
Goykhberg, Arkadiy
Granieri, Jeff
Guille, Dan
Hatami, Noah
Hawkins, John
Hill, Keith
Humphrey, Peter H.
Ippolito, Anthony
Jung, Philip
Kantor, Lenore
Kiziloz, George
Knudsen, Martin
Krenitsky, Jane
Kwiatkowski, James
Laverty, James
Mandarino, Joseph J.
Marchese, John
Matsko, Chris
Mazur, Ruslana
McCarthy, Melissa
Mellor, David
Mendes, Michael
Mistretta, Michael
Mo, Carl
Moreleigh, Mary
Mullooly, Tom
Nagel, Patrick
Ng, Ming
Pane, Anthony
Pestone, Wayne
Phillips, Karen
Popat, Kaush
Porter, Thomas
Putnam, Gerald
Richards, John
Rocciolo, Sonya
Rose, Jeremy
Rosenberg, John
San Pietro, Thomas
Santalo, Jusa
Setz, Karen
Shah, Shwetang
Smith, Kelly
Spinelli, Allison
Sullivan, James F.X.
Torres, Ralph
Tracy, Ryan
Trudeau, Robert
Tu, Jay
Vayntrub, Boris
Vishwanathan, Nurani
Walker, Andrew
Warms, Mark
Weber, Ben
Wen, Eddie
White, Patrick
Woodward, Jonathan
Woolcock, David
Young, Steve
Zieselman, Steve
Zuba, Quito